Contacts:
John McCarthy
Loral Space & Communications
(212) 338-5345

LORAL AND PSP INVESTMENTS COMPLETE CAD 3.25 BILLION
ACQUISITION OF TELESAT CANADA

Loral Skynet and Telesat Combine To Form
Premier Global Fixed Satellite Service Provider

Loral To Restructure Corporate Functions

NEW YORK – October 31, 2007 – Loral Space & Communications Inc. (NASDAQ: LORL) today announced that the CAD 3.25 billion acquisition of Telesat Canada by Loral and the Public Sector Pension Investment Board (PSP Investments), including the transfer of Loral’s fixed satellite services business Loral Skynet, has been completed.

“With the new Telesat, Loral has transformed its regional fixed satellite services business into a 64 percent interest in the fourth largest FSS operator in the world,” said Michael Targoff, chief executive officer of Loral Space & Communications. “Loral’s international satellite services, combined with Telesat’s large North American presence, will offer customers a broad array of global satellite based video and data services.

“Telesat has one of the satellite industry’s largest backlogs, representing nearly 8 times 2006 pro-forma revenue, which will provide resources for meaningful de-leveraging and opportunistic growth initiatives. Telesat’s blue-chip customer base includes video and data service providers from around the world, including both of Canada’s direct-to-home service providers.”

Loral and PSP Investments acquired 100 percent of the stock of Telesat Canada from BCE for CAD 3.25 billion and the assumption of CAD 160 million of Telesat debt. To fund Loral’s purchase of 64 percent of Telesat, Loral contributed its Loral Skynet assets and US $178 million of cash. The new Telesat funded debt facilities of US $2,665 million and CAD 226 million and paid off the outstanding debt at Telesat and Loral Skynet.

Due to the proceeds of the debt financing being predominately in US dollars and the Telesat purchase price in Canadian dollars, in December 2006, Loral and PSP Investments entered into a series of foreign currency hedge transactions in order to insulate the companies from foreign currency fluctuations and to maintain favorable exchange rates. As a result, Loral realized approximately $123 million of foreign currency gains in one series of transactions and reduced the need for Telesat to borrow an additional $225 million in another series. These currency transactions effectively funded the approximately 16 percent appreciation in the value of Telesat in US dollar terms since the transaction was announced.

Loral and PSP Investments will hold a 64 percent and 36 percent economic interest, respectively, in the new company. Consistent with Canadian law, Loral’s total voting equity will be 33.3 percent, with PSP Investments and other Canadian investors having 66.7 percent. Effective November 1st, 2007, Loral’s 64 percent economic interest in Telesat Canada will be reflected under equity income in affiliates.

Daniel Goldberg will continue to serve as president and chief executive officer of Telesat. The new Telesat will remain headquartered in Ottawa.

In addition, Loral today announced that along with the completion of its Telesat acquisition, it will restructure its corporate functions. Over the next six months, Loral will reduce the number of employees at its headquarters, consolidating some critical functions at its satellite manufacturing subsidiary, Space Systems/Loral. This restructuring will reduce the company’s corporate expenses by up to $10 million annually, after incurring approximately $7 million of one-time cash cost, while still providing important operational oversight and strategic direction for its businesses.

As part of the restructuring, the company has announced that Eric J. Zahler, president and chief operating officer, will leave the company effective November 30, 2007. In addition, Richard J. Townsend will relinquish his position as chief financial officer. Mr. Townsend will remain with the company during a transition period of approximately six months.

In connection with these changes, Loral has announced that Harvey B. Rein, currently Loral’s vice president and controller, will succeed Townsend as chief financial officer. Richard P. Mastoloni will be named senior vice president of finance and treasurer. Mr. Mastoloni is currently vice president and treasurer.

“Eric Zahler and Richard Townsend have made substantial contributions to Loral over the years and have been instrumental in setting the company’s current strategic direction in motion. We are extremely grateful for their numerous years of service to Loral,” said Targoff.

Mr. Rein, 54, has been with Loral and its predecessor companies since 1979. He is a certified public accountant, a member of the American Institute of Certified Public Accountants, and a chartered accountant and member of the Canadian Institute of Chartered Accountants. Mr. Mastoloni, 43, joined Loral in 1997 after spending 11 years at J.P. Morgan Securities, where he was a senior banker in its media and telecommunications and global mergers and acquisitions groups.

Coincident with these changes, John Capogrossi will be promoted to vice president and controller. Mr. Capogrossi, 54, joined Loral in 1988 and currently serves as executive director of financial planning and analysis.

About PSP Investments

The Public Sector Pension Investment Board (PSP Investments) is a Canadian crown corporation established in September 1999 by Parliament by the Public Sector Pension Investment Board Act. The mandate of PSPIB is to manage and invest pension funds of certain pension plans including the Federal Public Service, the Canadian Forces, the Reserve Force and the Royal Canadian Mounted Police. PSPIB has approximately a total of CAD 35 billion under management. The head office of PSPIB is located in Ottawa. Its principal business office is in Montreal.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. In addition to its ownership interest in Telesat Canada, Loral is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications through its Space Systems/Loral subsidiary. For more information, visit Loral’s web site at www.loral.com.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q for subsequent periods. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.